Exhibit 99.1

CIBER, Inc.

5251 DTC Parkway, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

For Immediate Release	Contacts:	Doug Eisenbrandt	Jenn Wing
		Investor Relations	Media Relations
		303-220-0100	303-220-0100
		IR@ciber.com	jwing@ciber.com

CIBER REPORTS FIRST QUARTER REVENUES UP 26% FROM 2002

Net Income Increased 184% From 2002’s First Quarter;

Second Quarter 2003 Guidance Continues Upward

                GREENWOOD VILLAGE, Colo. — Apr. 25, 2003 — Today CIBER, Inc. (NYSE: CBR) reported the results of its operations for the quarter ended March 31, 2003.  Revenue of $169.6 million exceeded the guidance range of $160-168 million, while EPS of $.07 was within the $.07-.09 guidance range.

                Revenue for the quarter ended March 31, 2003 totaled $169.6 million.  This compares to $134.5 million for the first quarter of 2002, a 26 percent increase.  Compared to the December 2002 quarter’s results of $159.4 million in revenue, the first quarter represents an increase of 6 percent.  Excluding revenues of ECsoft Group, acquired effective February 1, 2003, revenue was virtually equal to the previous quarter.

                Net income for the quarter ended March 31, 2003 was $4.6 million.  This represents an increase of 184 percent from the $1.6 million reported for the first quarter of 2002.  Compared to the $4.95 million reported in the December 2002 quarter, net income for the current quarter was 8 percent lower.  Earnings per share for the current quarter was $.07, compared with $.03 for the first quarter of 2002 and $.08 for the December 2002 quarter.

                “These results are very credible, given the hurdles of current operating environments.  We continue to face lackluster world economies, public sector deficits, and delayed spending across several sectors.  Deferred purchases of hardware was an additional challenge this quarter, as our veteran reseller group can attest; their earnings results were down approximately $.01/share from December 2002,” said Mac Slingerlend, CIBER’s President and Chief Executive Officer.  “Despite these adversities, we continue to win business, increase our pipeline, re-tool our staff and fight on for market share.

                “Excluding revenue contributed by newly acquired ECsoft, consulting service revenues in the current quarter were up 1 percent compared to the fourth quarter of 2002, however, other revenues, primarily hardware sales, were down 19 percent.  U.S. headcounts for the quarter were relatively flat, but we did ease about 1 percent at the beginning two weeks of 2003 and 1 percent in February.

                “In Europe, where we quadrupled our scale in the quarter with the acquisition of ECsoft Group plc, we did eliminate approximately 70 overhead and underutilized consulting positions in March to better reflect

CIBER REPORTS FIRST QUARTER REVENUES UP 26%

market conditions.  Consultants on billing did not decrease.  For the quarter, ECsoft contributed approximately $10 million in revenue and essentially broke even.  Cost cutting in the first quarter is expected to produce profits for the balance of 2003.  Most importantly, our leaders are working well together and our assimilation has gone very well.  Additionally, CIBER’s former office in Oxford is being closed to concentrate on London operations; the costs to reduce this operation, a little more than $.01 per share, were principally absorbed in the quarter.

                “In the U.S., our pipeline for projects increased in the quarter, in both public and private sectors.

Project wins in the quarter included:

•                  More than 50 state and local government projects totaling over $30 million.

•                  A $4 million frame agreement for an international energy industry client.

•                  A $1 million Norwegian international credit card client contract, with possible follow-on work.

•                  A UK municipal contract of over $2 million for e-government services.

•                  A multi-million dollar, to-be-named, international PeopleSoft Higher Education implementation, a first of its type for PeopleSoft and us.

•                  A Chordiant CRM project for an international telecommunications client.

“We continue to develop our offshore delivery capacity.  We worked with several clients in the quarter on complex projects, for which offshore consultants were part of the solution.  We expect this business to grow as the year proceeds.

“On April 21, 2003 we announced a pending business combination with AlphaNet Solutions, Inc. (Nasdaq: ALPH).  We are very pleased with the likely closing of this acquisition.  AlphaNet has great people, a complementary business model and momentum to grow our technology outsourcing solutions, particularly in the New York and New Jersey metropolitan area,” concluded Slingerlend.

Current estimates for the June 2003 quarter would be revenue of $174-178 million, a 3-5 percent sequential increase, and earnings per share of $.08-.10, a 14-43 percent sequential increase.  These estimates presume no further deterioration in the economy, among other assumptions.  Previously issued annual guidance for revenues of $675-705 million and EPS of $.36-.44 per share has not changed.  (AlphaNet Solutions, Inc. operations are not included, as a closing date is not currently known.)

CIBER, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months
In thousands, except per share data	Ended March 31,
	2002	2003
Consulting services	$127,743	$164,864
Other revenues	6,790	4,691
Total revenues	134,533	169,555

Cost of consulting services	92,194	118,331
Cost of other revenues	4,206	3,633
Selling, general and administrative expenses	35,096	39,223
Amortization of intangible assets	182	529
Operating income	2,855	7,839
Other income (expense), net	(180)	(393)
Income before income taxes	2,675	7,446
Income tax expense	1,068	2,878
Net income	$1,607	$4,568

Earnings per share—diluted	$0.03	$0.07

Weighted average shares—diluted	61,724	65,164

For the three months ended March 31, 2003 and 2002, respectively, earnings per share — basic were $0.07 and $0.03 and weighted average shares — basic were 64,624 and 60,589.

CIBER, Inc.

Consolidated Balance Sheets

(Unaudited)

	December 31,	March 31,
In thousands	2002	2003
Assets
Current assets:
Cash and cash equivalents	$14,899	$20,148
Accounts receivable, net	132,513	146,683
Prepaid expenses and other current assets	7,753	12,798
Income taxes refundable	3,570	5,299
Deferred income taxes	5,034	5,912
Total current assets	163,769	190,840

Property and equipment, net	17,624	18,704
Intangible assets, net	237,867	251,986
Other assets	7,881	3,107
Total assets	$427,141	$464,637
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$13,527	$17,154
Accrued compensation and related liabilities	30,360	31,569
Other accrued expenses and liabilities	17,988	28,360
Income taxes payable	1,047	1,275
Total current liabilities	62,922	78,358
Bank Line of Credit	21,864	38,700
Other long-term liabilities	8,993	13,121
Total liabilities	93,779	130,179
Contingent redemption value of put options	5,832	5,832
Shareholders’ equity	327,530	328,626
Total liabilities and shareholders’ equity	$427,141	$464,637

About CIBER, Inc.

                CIBER, Inc. (NYSE: CBR) is a leading international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER’s services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974, the company’s consultants now serve client businesses from 60 CIBER, 10 DigiTerra and 10 CIBER Europe offices.  With offices in 10 countries, annualized revenue of approximately $700 million and approximately 6,000 employees, CIBER’s IT specialists continuously build and upgrade our clients’ systems to “competitive advantage status.”  CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index.  CIBER, ALWAYS ABLE.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.  CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.

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